As filed with the Securities and Exchange Commission on December 14, 2001
Registration No. 333______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PENTAIR, INC.

Minnesota (State or other jurisdiction of incorporation or organization)	41-0907434 (I.R.S. Employer Identification No.)

1500 County Road B2 West, Suite 400 St. Paul, Minnesota (Address of Principal Executive Offices)	55113-3105 (Zip Code)

Pentair, Inc. Omnibus Stock Incentive Plan as Amended and Restated
(Full title of the plan)

Louis L. Ainsworth, Esq.
Vice President and General Counsel
Pentair, Inc.
1500 County Road B2 West, Suite 400
St. Paul, Minnesota 55113-3105
(651) 636-7920
(Name, address and telephone number, including
area code, of agent for service)

Copy to: Jennie A. Clarke, Esq. Henson & Efron, P.A. 400 Second Avenue South, Suite 1200 Minneapolis, Minnesota 55401 (612) 339-2500

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this Registration Statement

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.16 2/3 per share(3)	2,400,000 shares	$35.60155	$85,443,720	$20,421.05

(1)	Represents the number of unregistered shares eligible for grant under the Plan, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average high and low sales price of the common stock on the New York Stock Exchange Composite Tape on December 12, 2001.
(3)	Each share of common stock has one common share purchase right attached to it under the Rights Agreement, dated as of July 21, 1995, between Pentair and Norwest Bank, N.A. (now Wells Fargo Bank).

INCORPORATION OF PRIOR REGISTRATION STATEMENT BY REFERENCE

                This Registration Statement relates to the registration of 2,400,000 additional shares of common stock for issuance under the Pentair, Inc. Omnibus Stock Incentive Plan as Amended and Restated (the "Plan"). On September 24, 1996, Pentair previously registered 3,200,000 shares for issuance under the Plan. On April 25, 2001, the shareholders approved an increase of 2,400,000 in the number of shares eligible for award under the Plan. The contents of the prior Registration Statement on Form S-8 (No. 333-12561) is incorporated herein by this reference. Pursuant to instruction E to Form S-8, this Registration Statement omits the information contained in the prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                In accordance with Rule 428 under the Securities Act of 1933, as amended (the "1933 Act"), Pentair will distribute a Prospectus prepared in accordance with Part I of Form S-8 to recipients of awards under Plan. We have omitted the Prospectus from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

                The following documents that we have filed or will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated in this Registration Statement by this reference:

•	Annual Report on Form 10-K for the year ended December 31, 2000.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 20, 2001 and September 29, 2001.

•	All future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities offered by this prospectus.

•	The description of Pentair common stock and common share purchase rights contained our Registration Statement on Form 8-A and any amendments or reports filed to update its description.

Item 5.    Interests of Named Experts and Counsel

                The validity of our common stock included in this registration statement will be passed on for Pentair by Henson & Efron, P.A., 400 Second Ave. S., Suite 1200, Minneapolis, Minnesota 55401. Lawyers of Henson & Efron, P.A. working on this registration statement own, directly or indirectly, 10 shares of Pentair's common stock.

Item. 8    Exhibits

Exhibit Number	Description
(4.1)*

Second Restated Articles of Incorporation as amended through June 14, 1999 (incorporated by reference to Exhibit 3.1 contained in Pentair's Amendment No. 1 to Registration Statement on Form S-3 dated July 16, 1999).

(4.2)*	Third Amended and Superseding By-Laws as amended August 23, 2000 (incorporated by reference to Exhibit 3.2 contained in Pentair's current report on Form 8-K filed September 21, 2000).
(4.3)*	Amendment to Bylaws (incorporated by reference to Exhibit 3.2 contained in Pentair's quarterly report on Form 10-Q for the quarter ended September 29, 2001).
(4.4)*

Rights Agreement dated July 21, 1995 between the Norwest Bank N.A. and Pentair, Inc. (incorporated by reference to Exhibit 4.1 to Pentair's quarterly report on Form 10-Q for the quarter ended June 30, 1995).

(4.5)*

Form of Indenture, dated June 1, 1999, between Pentair, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Pentair's annual report on Form 10-K for the year ended December 31, 2000).

(4.6)*

Form of Pentair, Inc. Omnibus Stock Incentive Plan as Amended and Restated, dated February 14, 2001 (incorporated by reference to Exhibit 10.30 to Pentair's quarterly report on Form 10-Q for the quarter ended June 30, 2001).

(5.1)**	Opinion and Consent of Henson & Efron, P.A.
(23.1)**	Consent of Deloitte & Touche LLP.
(23.2)**	Consent of Henson & Efron, P.A. (see Exhibit 5.1).
(24.1)**	Power of Attorney (see Signature Page).

* Previously filed
** Filed herewith

Item 9.    Undertakings. Undertakings required by Item 512 (a), (b) and (h) of Regulation S-K:

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

The By-Laws of the Company and any existing insurance policy provide for the indemnification of members of the Board of Directors and Company officers for certain liabilities and costs incurred by them in connection with performance of their duties, including administration of the Plan.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 14th day of December, 2001.

PENTAIR, INC.

By	/s/ Randall J. Hogan

Randall J. Hogan President and Chief Executive Officer

POWER OF ATTORNEY

                KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis L. Ainsworth as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on December 14, 2001 in the capacities indicated.

Signature	Title

/s/ Randall J. Hogan Randall J. Hogan	President, Chief Executive Officer and Director (principal executive officer)

/s/ David D. Harrison David D. Harrison	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Winslow H. Buxton Winslow H. Buxton	Chairman of the Board of Directors

/s/ William J. Cadogan William J. Cadogan	Director

/s/ Barbara B. Grogan Barbara B. Grogan	Director

/s/ Charles A. Haggerty Charles A. Haggerty	Director

/s/ Stuart Maitland Stuart Maitland	Director

/s/ Augusto Meozzi Augusto Meozzi	Director

/s/ William T. Monahan William T. Monahan	Director

/s/ Karen E. Welke Karen E. Welke	Director

                Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on December 14, 2001.

PENTAIR, INC.

By	/s/ Roy T. Rueb

Plan Administrator

                PENTAIR, INC.

EXHIBIT INDEX TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description
5.1	Opinion and Consent of Henson & Efron, P.A.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Henson & Efron, P.A. (See Exhibit 5.1).

24.1	Power of Attorney (See signature page).